Exhibit 99.1
Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT THE FINANCIAL RELATIONS BOARD:
Mike Falvey	J. Neal Armstrong	Diane Hettwer	Tim Grace
VP, CFO	VP, Investor Relations	Analyst Inquiries	Media Inquiries
(617) 559-7363	(617) 559-7162	(312) 640-6760	(312) 640-6667
FOR IMMEDIATE RELEASE
Wednesday July 27, 2005
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR SECOND QUARTER ENDED JULY 2, 2005
Highlights of the Quarter Compared with Q2 2004
•	Worldwide revenue increased 40%

•	Worldwide product revenue increased 37%

•	Worldwide sensor revenue increased 36%

•	Worldwide monitor and module sales exceeded 1,990 units, an increase of 104%

•	As of the end of Q2 2005, the worldwide installed base of BIS monitors and modules exceeded 27,600 units. This reflects an increase of 29% from the end of Q2 2004.

•	Net income was $1.6 million in Q2 2005 compared with a net loss of ($376,000) in Q2 2004 and net income per diluted share was $0.07 compared with a net loss per share of ($0.02) in Q2 2004.
Newton, Mass., July 27, 2005—Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $18.7 million for the second quarter of 2005, an increase of 40% over revenue of $13.4 million in the second quarter of 2004. Product revenue was $18.2 million, a 37% increase from $13.3 million in the second quarter of 2004.
Gross margin percent for the quarter was 74.3% compared with 76.3% in the second quarter of 2004. The margin decline reflects an increase in unit shipments and a decline in the average selling price of OEM modules compared to the prior year.
Operating expenses were $12.7 million for the quarter, an increase of 18% from $10.8 million in the second quarter of 2004. Expenses increased in research and development, sales and marketing, and general and administrative areas, but at a significantly slower rate than revenues.
Net income for the quarter was $1.6 million, or $0.07 per share on 23.8 million diluted shares outstanding, compared with a net loss of ($376,000) or ($0.02) per share on 19.9 million basic and diluted shares outstanding in the second quarter of 2004.

Aspect Medical Systems, Inc.

“We’ve achieved several significant business milestones in the second quarter of this year,” said Nassib Chamoun, president and chief executive officer. “First and foremost, we continued our strong financial performance by accelerating the rate of growth of our revenues and increasing our earnings per share. Second, we signed an agreement with Boston Scientific in May that will allow us to expand and accelerate the development of potential products for depression and Alzheimer’s disease. Furthermore, the American Society of Anesthesiologists recently published a number of documents concerning the issue of awareness during anesthesia and the impact of brain monitoring. We believe that these ASA documents, combined with the published scientific evidence, the recently published opinions of other medical experts, and the Sentinel Event Alert issued by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), will continue to drive the adoption of BIS monitoring as a routine part of modern anesthesia care.”
ASA Draft Advisory
Earlier this month, an ASA Task Force posted on the ASA website a draft Practice Advisory on Intraoperative Awareness and Brain Monitoring, including Aspect Medical Systems’ BIS Technology. The draft advisory summarizes the data demonstrating the effectiveness of BIS monitoring to aid in the reduction in the incidence of awareness, as well as survey responses indicating a high degree of support for using brain monitoring in high risk cases. The advisory recommends that the decision to use brain monitoring should be made by individual practitioners on a case-by-case basis. Based on feedback from ASA members and other interested parties, a final report will be submitted for approval to the house of delegates at the ASA annual meeting in October. The advisory draft was accompanied by an update from the President of the ASA to the ASA membership. His update spells out additional factors for anesthesiologists to consider when determining whether to utilize brain monitoring to assist them to reduce the incidence of awareness. A summary of the comments Aspect submitted to the Task Force can be found on our website (www.aspectmedical.com).
Boston Scientific Agreement
In May 2005, the company announced the formation of a strategic alliance with Boston Scientific (NYSE: BSX) under which Boston Scientific will provide the company $25 million to fund the development of brain monitoring technology designed to aid the diagnosis and treatment for depression and Alzheimer’s disease. This alliance will allow Aspect to expand and accelerate the pace of Aspect’s neuroscience research program with the goal of improving patient care and the quality of life for millions of people. The agreement reflects the promise of several pilot studies presented last quarter at the American Psychiatric Association meeting and at New Clinical Drug Evaluation Unit (NCDEU) that demonstrated that Aspect’s technology can accurately predict the likely effect of antidepressants within a week of their administration, and was also able to predict changes in suicidal ideation during treatment of major depressive disorders. The alliance with Boston Scientific will allow Aspect to actively pursue product development for depression and Alzheimer’s disease with the goal of introducing new products within the next three to five years.

Aspect Medical Systems, Inc.

Revenue Analysis – (see attached unaudited consolidated revenue data)
Domestic revenue was $14.3 million for the second quarter and $27.2 million for the six months ended July 2, 2005, an increase of 37% and 31%, respectively, over comparable periods in the prior year. Domestic sensor revenue increased 32% from Q2 2004 to Q2 2005. The increase resulted from a 28% increase in sensor unit volume combined with a 4% increase in sensor average unit price.
International revenue was $4.5 million for the second quarter and $8.6 million for the six months ended July 2, 2005, an increase of 50% and 60%, respectively, over comparable periods in the prior year. The growth in international revenue in Q2 2005 from Q2 2004 reflects a 60% increase in sensor revenue and a 42% increase in equipment revenue.
Liquidity and Capital Resources
At July 2, 2005, the Company had cash, cash equivalents and marketable securities of $51.4 million, stockholders’ equity of $54.3 million and total debt of $276,000. At December 31, 2004, the Company had cash, cash equivalents and marketable securities of $43.7 million, stockholders’ equity of $45.6 million and total debt of $497,000.
Outlook for the Third Quarter of 2005
The Company is forecasting total revenue will be within a range of $18.9 million to $19.4 million and product revenue will be within a range of $18.1 to $18.6 million during the third quarter of 2005 and the net income per share on a diluted basis will be within a range of $0.07 to $0.08.
Conference Call Set for 10AM ET Today
Aspect will hold a conference call to discuss the results of the second fiscal quarter and management’s outlook for the third fiscal quarter of 2005 at 10:00 a.m. Eastern Daylight Time today, Wednesday, July 27, 2005. The call can be accessed live by dialing 1-800-289-0743 (domestic), 1-913-981-5546 (international), or access the webcast at http://www.aspectmedical.com on the investor page, or http://www.earnings.com. It also will be available for replay until August 4, 2005, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820-(international), access code 3937724. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the news releases page under investor information.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 12.2 million patients and has been the subject of approximately 2,000 published articles and abstracts. BIS technology is installed in approximately 68 percent of hospitals listed in the July 2005 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 40 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 12% of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the expected increase in sales of BIS sensors, the impact of the October 2004 Sentinel Event Alert, the Company’s expected results of operations for future periods, our ability to maintain profitability, the worldwide market acceptance of the Company’s products and our ability to maintain market momentum. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products, including regulatory approval of its XP technology in Japan. In addition, the Company has limited sales and marketing experience both in the U.S. and internationally, and if it is unable to develop and implement a successful sales and marketing strategy, including with respect to its own sales force, domestic and international distributors, original equipment manufacturers and other direct and indirect sales channels, it will not be able to generate meaningful product revenue. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005, as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
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Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$18,153	$13,270	$35,081	$25,914
Strategic alliance revenue	588	156	744	309

Total revenue	18,741	13,426	35,825	26,223

Costs of revenue	4,814	3,177	9,255	6,042

Gross profit margin	13,927	10,249	26,570	20,181

% of revenue	74.3%	76.3%	74.2%	77.0%

Operating expenses:
Research and development	2,397	1,802	4,385	3,747
Sales and marketing	7,493	6,748	14,769	13,313
General and administrative	2,826	2,268	5,437	4,665

Total operating expenses	12,716	10,818	24,591	21,725

Income (loss) from operations	1,211	(569)	1,979	(1,544)

Interest income	418	221	793	430
Interest expense	(14)	(28)	(27)	(58)

Net Income (loss)	$1,615	$(376)	$2,745	$(1,172)

Net income (loss) per share:
Basic	$0.08	$(0.02)	$0.13	$(0.06)
Diluted	$0.07	$(0.02)	$0.12	$(0.06)

Shares used in computing net income (loss) per share:
Basic	21,400	19,914	21,157	19,752
Diluted	23,827	19,914	23,518	19,752

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts)

	Three Months Ended			Six Months Ended
	July 2,	July 3,	%	July 2,	July 3,	%
	2005	2004	Change	2005	2004	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$13,140	$9,640	36%	$25,623	$18,846	36%

Monitors	3,157	2,185	44%	5,845	4,378	34%
Modules	1,211	804	51%	2,358	1,346	75%
Other Equipment	645	641	1%	1,255	1,344	(7%)

Equipment	5,013	3,630	38%	9,458	7,068	34%

Total product revenue	18,153	13,270	37%	35,081	25,914	35%
Strategic alliance	588	156	277%	744	309	141%

Total Worldwide	$18,741	$13,426	40%	$35,825	$26,223	37%

DOMESTIC
Sensors	$10,959	$8,280	32%	$21,422	$16,405	31%

Monitors	2,116	1,278	66%	3,748	2,775	35%
Modules	185	194	(5%)	416	267	56%
Other Equipment	409	534	(23%)	862	1,066	(19%)

Equipment	2,710	2,006	35%	5,026	4,108	22%

Total product revenue	13,669	10,286	33%	26,448	20,513	29%
Strategic alliance	588	156	277%	744	309	141%

Total Domestic	$14,257	$10,442	37%	$27,192	$20,822	31%

INTERNATIONAL
Sensors	$2,181	$1,360	60%	$4,201	$2,441	72%

Monitors	1,041	907	15%	2,097	1,603	31%
Modules	1,026	610	68%	1,942	1,079	80%
Other Equipment	236	107	121%	393	278	41%

Equipment	2,303	1,624	42%	4,432	2,960	50%

Total International	$4,484	$2,984	50%	$8,633	$5,401	60%

UNITS
WORLDWIDE
Sensors	944,000	695,000	36%	1,823,000	1,346,000	35%
Monitors	754	460	64%	1,425	876	63%
Modules (a)	1,239	517	140%	2,274	894	154%
Installed Base (b)				27,625	21,411	29%

DOMESTIC
Sensors	686,000	537,000	28%	1,345,000	1,067,000	26%
Monitors	360	202	78%	665	422	58%
Modules (a)	135	102	32%	285	156	83%
Installed Base (b)				17,227	13,890	24%

INTERNATIONAL
Sensors	258,000	158,000	63%	478,000	279,000	71%
Monitors	394	258	53%	760	454	67%
Modules (a)	1,104	415	166%	1,989	738	170%
Installed Base (b)				10,398	7,521	38%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	July 2,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$38,655	$32,295
Accounts receivable, net	8,861	7,835
Current portion of investment in sales-type leases	1,676	1,698
Inventory, net	3,927	2,224
Other current assets	2,105	1,192

Total current assets	55,224	45,244

Property and equipment, net	2,560	2,662
Long-term marketable securities (A)	12,782	11,439
Long-term investment in sales-type leases	2,329	2,320
Other long-term assets	—	25

Total assets	$72,895	$61,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$165	$311
Accounts payable and accrued liabilities	8,382	9,752
Deferred revenue	5,385	957

Total current liabilities	13,932	11,020

Long-term portion of deferred revenue	4,570	4,898
Long-term debt	111	186
Stockholders’ equity	54,282	45,586

Total liabilities and stockholders’ equity	$72,895	$61,690

(A)	Investments with maturities beyond twelve months are included in long-term investments.
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